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                                                                   Exhibit 10.27

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such portions are marked by a series of asterisks.


                                                                  EXECUTION COPY

                             DISTRIBUTION AGREEMENT

     THIS DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into this 24th day of April 2003, by and between Medtech Holdings, Inc., a Delaware corporation with principal offices at 90 North Broadway, Irvington, New York 10533 ("Distributor"), and OraSure Technologies, Inc., a Delaware corporation with principal offices at 220 East First Street, Bethlehem, Pennsylvania 18015-1360 ("OSUR").

                                   BACKGROUND

     OSUR has exclusive rights to develop, manufacture, market, sell and distribute the Product (as defined below) for the treatment of ordinary warts and plantar warts by means of a refrigerant. OSUR desires to grant to Distributor the right to market, sell and distribute the Product under the Distributor Trademarks (as defined below) on an exclusive basis in certain markets within certain geographic territories, and Distributor desires to accept such rights, all in accordance with the terms and subject to the conditions contained in this Agreement

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises and covenants contained in this Agreement, OSUR and Distributor, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS.

     1.1 "Affiliate" means, when used with reference to either Distributor or OSUR, any person or entity directly or indirectly controlling, controlled by or under common control with Distributor or OSUR, as the case may be. For purposes of this Agreement, "control" (including with correlative meanings "controlling," "controlled by" or "under common control with") means: (a) the direct or indirect ownership, in the aggregate, of at least 50% of the outstanding voting securities of an entity; (b ) the right to receive directly or indirectly, in the aggregate, at least 50% of the profits or earnings of an entity; or (c) the right or power, directly or indirectly; to direct or Cause the direction of the policy decisions of an entity, whether by ownership of voting securities, contract or otherwise.

     1.2 "Assembly Contractor" means Koninklijke Utermohlen N.V., or any successor or assignee thereof or other contractor designated by OSUR to assemble the Product purchased hereunder.

     1.3 "Business Day" means any day other than a Saturday, Sunday or day on which the Federal Reserve Bank of Philadelphia is closed.

     1.4 "Contract Year" means, with respect to the first Contract Year, the period beginning on the Effective Date and ending on December 31, 2003 and, with respect to

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each subsequent Contract Year, the calendar year beginning on the date immediately following the end of the preceding Contract Year.

     1.5     "Distributor Fiscal Year" means each successive period of twelve
(12) months beginning on each April 1 during the Term (as defined in Section
11.1 hereof).

     1.6     "Effective Date" means the date first written above.

     1.7 "FDA" means the United States Food and Drug Administration, or any successor thereto.

     1.8 "OTC Market" means the over-the-counter or consumer market within the Territory for selling Product through retail outlets in the Territory for ultimate purchase and home use by consumers in the Territory without the assistance or intervention of, or any prescription from a medical professional or health care practitioner.

     1.9 "Product" means the patented cryosurgical removal system that (i) is developed, assembled, manufactured, marketed and sold by OSUR or its Affiliates or designees pursuant to this Agreement, together with all modifications and improvements that may be made by OSUR to such product from time to time, for the purpose of treating ordinary warts and plantar warts, and
(ii) meets the Specifications.

     1.10 "Quarterly Period" means each successive period of three (3) months in a Contract Year with the first such three (3) month period beginning on the first day of a calendar year.

     1.11    "Specifications" means the Product specifications set forth in
Exhibit 1.11 to this Agreement, as such specifications may be modified or amended pursuant to Section 8.4 of this Agreement.

     1.12 "Territory" means the United States and Canada, and their respective territories and possessions.

     1.13 "Unit" means a single unit of Product as described in the Specifications.

2.   APPOINTMENT.

     2.1 DISTRIBUTION RIGHTS. In accordance with the terms and subject to the conditions contained in this Agreement, OSUR hereby grants to Distributor, on an exclusive basis during the Term (as defined in Section 11.1 hereof), the right to market, promote, sell and distribute the Product solely in the OTC Market in the Territory, and Distributor hereby accepts such rights.

     2.2 RESERVATION OF RIGHTS. Distributor acknowledges and agrees that nothing in this Agreement shall preclude OSUR from importing, marketing, manufacturing, promoting, using, selling or distributing the Products outside the Territory, or outside of the OTC Market in the Territory, either directly or indirectly through one or more distributors, sub-distributors or agents for any purpose.

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     2.3     SUBDISTRIBUTORS. In exercising its rights hereunder. Distributor may engage subdistributors or agents as provided in this Section 2.3. Distributor shall enter a written agreement with each sub-distributor or agent, requiring the sub-distributor or agent to comply with Distributor's obligations under this Agreement with respect to distribution of the Product in the OTC Market in the Territory. Upon request, Distributor shall provide a copy of the sub-distributor or agent agreement to OSUR. Distributor's use of sub-distributors or agents does not relieve Distributor of any obligations under this Agreement.

     2.4 RIGHT OF FIRST NEGOTIATION. The parties acknowledge that there may be opportunities to distribute the Product in the OTC Market in countries outside the Territory. If during the Term, either party identifies such an opportunity with respect to a country outside the Territory, and OSUR elects to distribute the Product in the OTC Market in such country, and is not precluded or limited (by contract or otherwise )in granting distribution rights to Distributor to the Product in the OTC Market in such country, OSUR will notify Distributor of its desire to distribute the Product in the OTC Market in such country (the "Product Notice") and may (at its option) provide Distributor a form of distribution agreement or summary of terms, which will state (among other items) the price, term, minimum purchase requirements, and other principal terms under which OSUR is willing to grant Distributor rights to the Product in the OTC Market in such country. For a period of thirty (30) days following the date of the Product Notice, the parties shall negotiate in good faith regarding the terms and conditions of a distribution agreement with respect thereto. If, following such 30-day period, the parties have not executed and delivered a mutually acceptable form of distribution agreement, then (i) Distributor's right of first negotiation with respect to all countries outside the Territory under this Section 2.4 shall terminate and (ii) OSUR shall be free to offer the right to distribute the Product in the OTC Market in any country outside the Territory. Schedule 2.4 herein is a complete and accurate list (as of the date of this Agreement) of all countries outside the Territory where OSUR's Histofreezer(R) wart removal system is sold or where agreement has been reached by OSUR with a third party to distribute such product.

     2.5 INDEPENDENT CONTRACTOR. Distributor is, and at all times shall be, an independent contractor. Nothing contained in this Agreement shall he construed as constituting Distributor as an agent, partner, joint venturer or employee of OSUR, or cause OSUR to be liable for any of the debts or obligations of Distributor; nor shall Distributor have the right or authority to act for or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of OSUR or its Affiliates.

3.   OBLIGATIONS.

     3.1     BY DISTRIBUTOR.

             3.1.1 LEVEL OF EFFORT. Distributor shall use commercially reasonable efforts to market, promote, sell and distribute the Product in the OTC Market. In connection therewith, Distributor shall maintain, at its own expense, an adequately trained staff to enable Distributor to fulfill its obligations under this Agreement.

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             3.1.2       RESTRICTIONS. During the Term, Distributor shall not,
directly or indirectly, import, promote, market, use, sell or otherwise distribute or provide (or arrange any promotion, marketing, use, sale, distribution or provision of) the Product (a) in any country or territory outside of the Territory (unless Distributor has acquired additional distribution rights to such countries or territories from OSUR) or (b) in any market other than the OTC Market. Distributor shall notify OSUR of any sale or order of Product or other occurrence that violates this Section 3.1.2 promptly upon learning thereof.

             3.1.3 SALES LEADS OUTSIDE OF THE TERRITORY OR OTC MARKET. Distributor shall refer to OSUR all sales leads that come to its attention with respect to the use of the Product outside of the Territory or OTC Market and, as soon as reasonably possible, inform OSUR of the identity of such sales lead.

             3.1.4 PRODUCT LABELING; SUPPORTING MATERIALS; TRAINING. Distributor shall ensure that all Product purchased hereunder is distributed into the OTC Market only with the labeling, inserts and instructions approved in writing by OSUR. Distributor shall produce and use sufficient quantities of promotional materials, including sales aids, brochures, product briefs, advertisements and similar materials relating to the Product (including references and descriptions on its website) for purposes of promoting, marketing, selling and distributing the Product in the OTC Market; provided that all such materials (in print, electronic or any other type of media) shall be subject to the written approval of OSUR prior to their use (which approval shall not be unreasonably withheld or delayed). In addition, Distributor shall provide appropriate customer support to maintain and foster customer satisfaction.

             3.1.5 COMPLIANCE WITH LAWS. Distributor shall comply with all applicable treaties, laws, rules and regulations in connection with its promotion, marketing, use, sale or distribution of the Product in the OTC Market, its supply of the Distributor Components (as defined below) and its performance of its obligations under this Agreement. Without limiting the generality of the foregoing, Distributor shall comply with all applicable FDA or other regulatory approvals, clearances or registrations obtained by OSUR for the sale or distribution of the Product in the OTC Market.

             3.1.6 COMPETITION. During the Term, Distributor and its Affiliates shall not, directly or indirectly, (a) import, market, manufacture, use, promote, sell, distribute or purchase any cryosurgical wart or lesion removal product that directly competes with the Product (a "Competing Product") or (b) engage in, provide services for or acquire or hold an interest in any company, entity or business (as owner, stockholder, partner, co-venturer, director, officer, employee, consultant or otherwise) that imports, manufactures, markets, promotes, sells or distributes a Competing Product. Notwithstanding the foregoing, nothing contained herein shall be deemed to prevent or preclude an entity not party to this Agreement from acquiring an equity ownership interest in Distributor (the "Acquiring Party") under circumstances where such Acquiring Party becomes an Affiliate of Distributor and has a business, existing prior to such acquisition, under which it imports, markets, manufactures, uses, promotes, sells or distributes a Competing Product. In the event of such an acquisition by an Acquiring Party, OSUR shall have the

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right to terminate this Agreement upon not less than twelve (12) months prior written notice to Distributor. If any provision of this Section 3.1.6 shall be held unenforceable because of scope, duration or area of its applicability, it shall be deemed modified to the extent necessary to make it enforceable, while preserving its intent.

             3.1.7 MARKETING PLAN. Distributor shall develop a written annual plan for the marketing and sale of the Product in the OTC Market and Territory. Distributor shall deliver such plan to OSUR within thirty (30) days after the date of this Agreement. In addition, Distributor shall provide OSUR with a written update of its marketing and sales plan at least sixty (60) days in advance of the commencement of each Distributor Fiscal Year during the Term, beginning with the Distributor Fiscal Year that begins on April 1, 2004.

     3.2     BY OSUR.

             3.2.1 REGULATORY APPROVALS: COMPLIANCE WITH LAWS. The parties acknowledge that OSUR has obtained FDA clearance to manufacture, market, sell, use and distribute the Product in the OTC Market in the United States, but has not yet sought any required regulatory approval, clearance or registration in Canada. OSUR shall have no obligation to sell or supply Product to Distributor for sale or distribution in Canada, and Distributor shall have no right to distribute Product in Canada, until OSUR obtains any required regulatory approvals, clearances or registration for the import, distribution and sale of the Product in the OTC Market in Canada. OSUR shall use commercially reasonable efforts to obtain such required regulatory approvals, clearances and registrations for the Product in Canada, but there is no assurance, representation or warranty that OSUR will be successful in such efforts and its failure to obtain any such regulatory approval, clearance or registration in Canada shall not constitute a breach of this Agreement. OSUR shall use commercially reasonable efforts to maintain all approvals, clearances or registrations of the FDA and, to the extent obtained, any regulatory authority in Canada, for the manufacturing, marketing, sale, use or distribution of the Product in the OTC Market in the Territory. All such approvals, clearances and registrations shall be maintained in the name of OSUR. Distributor shall, at OSUR's expense, cooperate and provide reasonable assistance and technical support in obtaining and maintaining all such approvals, clearances and registrations; OSUR shall comply with all applicable treaties, laws, rules and regulations within the Territory, including the Quality System Regulations promulgated by the FDA, in connection with its provision of the Product to Distributor and its performance of its obligations under this Agreement.

             3.2.2 TRAINING. OSUR shall provide reasonable technical support and training to Distributor in the use and performance of the Product, which training shall be at times and places and for durations mutually agreed to by the parties.

     3.3 TECHNICAL SUPPORT. OSUR shall provide and maintain, at its own expense, adequate support services and a staff properly trained in all aspects of the Product to provide the Distributor with such levels of technical support throughout the Term that are commercially reasonable in light of the then current and reasonably anticipated sales volumes of the Product in the OTC Market.

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4.   SUPPLY; ORDERING AND DELIVERY.

     4.1 REQUIREMENTS. In accordance with the terms and subject to the conditions contained in this Agreement, OSUR shall assemble and sell to Distributor, and Distributor shall purchase from OSUR, all of Distributor's requirements for the Product to be marketed, sold, used or distributed in the OTC Market in the Territory. OSUR's obligation to assemble and supply Product to Distributor shall be subject to Distributor's compliance with its obligation to supply Distributor Components as set forth in Section 4.2 below.

     4.2 SUPPLY OF DISTRIBUTOR COMPONENTS. Distributor shall supply, at its sole cost, the following components and deliver such components to the Assembly Contractor, for use in packaging and assembling Products purchased hereunder (the "Distributor Components"):

             (i) Boxes for each Unit of Product with labeling approved by OSUR;

             (ii)    Package inserts or instructions in form approved by OSUR;

             (iii)   Shipping case (standard corrugated);

             (iv)    Shipping case label in form approved by OSUR;

             (v)     Security detection devices (Checkpoint or SensorMatic); and

             (vi) Transparent tamper resistant labels for box lids (if required).

     Distributor shall ensure that all Distributor Components are manufactured, stored and supplied in accordance with the Specifications and all applicable treaties, laws, rules and regulations within the Territory. Distributor shall supply Distributor Components with sufficient lead-times and in sufficient quantities as directed by OSUR to permit the packaging and assembly of Product purchased hereunder and delivery to Distributor in accordance with Distributor's Purchase Orders (as defined in Section 4.6).

     4.3 TERMS AND CONDITIONS. The terms and conditions of this Agreement shall control all sales of Product by OSUR to Distributor. No different or additional terms and conditions on any purchase order, acknowledgment or other transmittal, whether a standard business form or otherwise, utilized by Distributor or OSUR in connection with the sale by OSUR of Product to Distributor shall be construed or deemed to be an amendment of or supplement to this Agreement or otherwise binding on either Distributor or OSUR.

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     4.4     PRICES.

             4.4.1       PRODUCT PRICE.

                         (a)   Subject to Sections 4.4.2 and 4.4.5, below,
Distributor shall pay OSUR $*** for each Unit purchased hereunder (the "Price"), which Price was calculated pursuant to the following formula:

                                Price Calculation
                                   (Per Unit)

                                       ***

                         (b)   The Parties acknowledge that the Total Assembly
Contractor Costs for Product to be distributed in Canada ("Canadian Product") may be different than as set forth above because of different or additional labeling requirements in Canada. OSUR shall use commercially reasonable efforts to minimize any increase in such costs for Canadian Product. In the event the Total Assembly Contractor Costs for Canadian Product are different than as set forth above, the Price for such Canadian Product shall be determined by incorporating such different costs in the foregoing formula and the Price, as recalculated, shall be the Price for Canadian Product. Nothing in this Section 4.4.l(b) shall affect the Price payable for Product to be distributed in the United States. Canadian Product purchased at a different Price determined in accordance with this Section 4.4.1 (b) shall only be distributed by Distributor in Canada and all other Product purchased hereunder shall be distributed solely in the United States.

             4.4.2 PRICE INCREASES. The applicable Price payable by Distributor for Product may be increased, at OSUR's option, at the beginning of the third Contract Year and each Contract Year thereafter during the Term, to an amount equal to the applicable Price then in effect, plus the cumulative percentage increase in the Index (as defined below) during the most recently completed 12-month period prior to delivery of the applicable Price Increase Notice (as defined below) for which the Index data (preliminary or final) is available. By December 1 of each Contract Year, OSUR will give Distributor notice of any increase in the Price (the "Price Increase Notice") for Product to be purchased during the following Contract Year. For purposes of this Agreement, "Index" shall mean the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers (Base Year 1982 - 84=100) for All Urban Areas. In the event that the compilation and/or publication of the Index shall be transferred to any other governmental department, bureau, or agency, or shall be discontinued, then the index most nearly the same as the Index shall be used.

             4.4.3 TAXES; FREIGHT. Prices for Product are EX WORKS (Incoterms 2000) the Assembly Contractor's facilities and are exclusive of all sales, use, ad valorem and other similar taxes, customs, duties and other similar imports, fees and governmental charges, and freight, shipping and insurance charges. Any such charges shall be the sole responsibility of distributor.

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             4.4.4       ADVERTISING PARTICIPATION. Distributor agrees to
promote, market and advertise the Product in the OTC Market in the Territory and OSUR has agreed to participate in such activities. The text of all promotional, marketing and advertising materials, programs and messages shall be subject to review and approval by OSUR, which approval shall not be unreasonably withheld or delayed. *** In order to receive Advertising Credit Payments in respect of any Contract Year, Distributor shall submit to OSUR copies of invoices or other written evidence reasonably satisfactory to OSUR evidencing the incurrence of Eligible Expenses in such Contract Year and for which Distributor is seeking an Advertising Credit Payment hereunder. OSUR shall pay each such invoice net 30 days after receipt of the applicable invoice.

             4.4.5 PRICE ADJUSTMENT DUE TO COST CHANGE. Immediately following the execution of this Agreement, OSUR agrees to employ commercially reasonable efforts to effect reduction in Total Assembly Contractor Costs reflecting the additional volume associated with Distributor's requirements hereunder. In the event the Total Assembly Contractor Costs decrease by ***% or more over the level then in effect, OSUR shall recalculate the Price by incorporating ***% of such aggregate reduction into the formula set forth in
Section 4.4.1, and such recalculated Price shall be effective for purposes of this Agreement. A Price adjustment hereunder shall take effect immediately after notice thereof is provided by OSUR to Distributor. This Section 4.4.5 shall be applied separately to the Total Assembly Contractor Costs and related Price for Canadian Product (as defined in Section 4.4.1 (b)) and the Total Assembly Contractor Costs and related Price for Product to be distributed into the United States.

     4.5 INITIAL STOCKING ORDER. Distributor shall place an initial stocking order for and purchase at least 250,00O Units during the first Contract Year. Distributor shall effect such purchase through the delivery of a Purchase Order (as defined below) immediately following the execution of this Agreement. The parties shall use Commercially reasonable efforts to complete delivery of 150,000 of such Units on or prior to June 30, 2003 and shipment of the remaining 100,000 units on or prior to September 30, 2003. Distributor shall pay for such Units in accordance with Section 6.1 hereof. Units purchased by Distributor under this Section 4.5 shall be applied towards Distributor's minimum purchase commitment for 2003 under Section 6.2.

     4.6 PURCHASES OF PRODUCT. Distributor shall order Product by issuing binding purchase orders (each, a "Purchase Order") to OSUR pursuant to the terms of this Agreement. Each Purchase Order shall be Subject to Section 4.3 and shall state the quantity of Product to be purchased, delivery date(s), routing instructions, destination(s) and continuation of the applicable price hereunder. OSUR shall indicate its acceptance or rejection of a Purchase Order within five
(5) Business Days after receipt; provided that OSUR may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than one hundred twenty (120) days from the date of OSUR's receipt of the Purchase Order (except for the initial stocking order under Section 4.5); or (c) the volume under the Purchase Order and all other accepted Purchase Orders covering the same period exceeds the volume in Distributor's then current forecast (delivered pursuant to Section 4.7) for such period by more than 50%. If requested by Distributor following Distributor's receipt of OSUR's rejection notice under clause (c) above, OSUR will use commercially reasonable efforts to deliver the excess volume of Product specified in the rejected Purchase Order, but OSUR's failure to so deliver the excess volume shall not be a breach of this Agreement. OSUR's sole obligation in filling any accepted Purchase Orders shall be to use commercially reasonable efforts to fill Distributor's orders for Product. In no event shall OSUR be liable to any third party for OSUR's failure to deliver Product to Distributor by any delivery due date set forth in any Purchase Order. Each Purchase Order shall be for a minimum of 50,000 Units.

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     4.7     FORECASTS. Within thirty (30) days after the Effective Date,
Distributor shall provide to OSUR a written forecast of Distributor's anticipated monthly requirements for Product during the 2003 calendar year. Thereafter, no later than sixty (60) days before the beginning of each Quarterly Period during the Term, Distributor shall provide OSUR with an additional, written forecast of Distributor's anticipated monthly requirements for the Product during the subsequent twelve (12) month period. Each forecast required to be delivered by Distributor under this Section 4.7 shall be nonbinding except for the first three (3) months of such forecast, which shall constitute a binding commitment to purchase by Distributor.

     4.8 SHIPMENT. OSUR shall ship Products EX WORKS (Incoterms 2000) the Assembly Contractor's facilities. All risk of loss, damage, spoilage, improper storage, mishandling and negligence for all Product shall pass to Distributor at the time of delivery to the shipper at the Assembly Contractor's facilities. Distributor shall maintain insurance covering the replacement value of such Product prior to payment of the Price therefor and shall name OSUR as an additional insured and loss payee in respect of such Product. If Distributor requests non-standard packaging, OSUR shall use reasonable efforts to accommodate that request, provided that Distributor provides all required packaging, OSUR shall ensure that all Products are suitably packed for shipment in OSUR standard containers. OSUR shall provide to Distributor, not less than three (3) Business Days in advance of each shipment, all necessary information relating to such shipment, including without limitation, the number of Units, cases, pallets and lot numbers.

     4.9 RECORDS. Distributor shall maintain accurate and complete records of each sale of the Product, including without limitation, the name and address of the purchaser, the date of purchase, quantity, type and batch numbers of Product sold in each country, total volume of Product sold in the Territory, and information regarding other products that compete with any of the Products in the Territory known to Distributor. Distributor shall maintain such records for at least three years from the date of sale, or such longer period as reasonably requested by OSUR. In addition to the foregoing, Distributor shall comply with all record-keeping requirements imposed by the FDA or other regulatory or governmental authorities in the Territory. Upon request, Distributor shall provide OSUR with copies of any records required to be maintained under this
Section 4.9, including such records as may he necessary for OSUR to comply with all regulatory approvals related to the import, marketing, sale, use or distribution of the Products in the Territory and any other requirements of the FDA or other regulatory authority.

5.   INTELLECTUAL PROPERTY.

     5.1 BRANDING AND PACKAGING. Product labeling, packaging and package inserts shall be in the form approved by the FDA or other regulatory authorities in the Territory, and shall use the Compound W trademark and trade dress of Distributor ("Distributor Trademarks"), in accordance with this Section 5.1. The parties shall cooperate in the design of the package labeling, packaging and inserts for Product, and the final Product labeling, packaging and inserts shall be subject to written approval by both parties, which shall not be unreasonably withheld or delayed. Distributor shall be

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responsible for supplying adequate quantities of all packaging, labeling and package inserts in accordance with Section 4.2. Distributor hereby consents to OSUR's use of the Distributor Trademarks on labeling, package inserts and packaging used to assemble and ship the Product

     5.2 PROMOTIONAL MATERIALS. OSUR hereby consents to the use by Distributor of the OraSure(R) trademark and tradename (the "OSUR Trademark") on promotional materials solely for the purpose of promoting, marketing and selling the Product in the OTC Market in the Territory. No promotional materials bearing the OSUR Trademark may he used without OSUR's prior written approval.

     5.3 NO OTHER RIGHTS; ALLOCATION OF GOODWILL. Except for the rights herein, neither party shall acquire any right, title, or interest in any trademark, trade name, logo or trade dress, copyright, patent, or any other intellectual property rights of the other party by reason of this Agreement. Distributor acknowledges and agrees that all use of any of the OSUR Trademark and all of the goodwill associated therewith shall inure solely to OSUR's benefit. OSUR acknowledges and agrees that all use of any of the Distributor Trademarks and all of the goodwill associated therewith shall inure solely to Distributor's benefit

     5.4 EFFECT OF TERMINATION. Upon termination of this Agreement, both parties shall immediately cease all use of the other party's trademarks, trade names, logos and trade dress, except such use as is necessary to complete the manufacturing, assembly and sale of Product under open Purchase Orders at the time of termination, to complete the manufacturing and assembly of Product with OSUR's remaining inventory of components therefore and to sell off such party's Product inventory, as permitted under Section 11.3.4.

6.   PAYMENT TERMS; MINIMUM PURCHASE COMMITMENTS.

     6.1 PAYMENT TERMS. Distributor shall pay OSUR all amounts due under this Agreement no later than sixty (60) days from the date of an invoice from OSUR for such amounts based on actual (not prospective) shipment. Overdue amounts shall bear interest at a rate of one percent (1%)per month or such lower rate required by law, until paid. Distributor shall not have any right to set off or withhold any amounts due OSUR hereunder arising out of, or based upon, any counter-claim, breach of contract, tort or other action against OSUR.

     6.2 MINIMUM PURCHASE COMMITMENTS. Distributor agrees to purchase at least 250,000 Units of Product under this Agreement during each Contract Year. To the extent Distributor purchases more than 250,000 Units in any Contract Year, such excess shall not be counted towards meeting Distributor's minimum purchase commitment in any subsequent Contract Year.

     6.3 FAILURE TO MEET COMMITMENTS. In the event Distributor fails to meet the applicable minimum purchase commitment set forth in Section 6.2 by the end of any Contract Year, OSUR shall have the right to convert the distribution rights granted to

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Distributor hereunder to nonexclusive rights, pursuant to Section 11.2.3. If
Distributor fails to purchase at least 150,000 Units of Product in any Contract Year, OSUR shall have the right to terminate this Agreement, pursuant to Section 11.2.3.

7.   WARRANTIES.

     7.1 LIMITED PRODUCT WARRANTIES. OSUR warrants to Distributor that: (a) the Product, when shipped, will conform to the specifications as set forth in the Specifications; (b) the Product shall be free from defects in materials and workmanship for a period equal to the stated shelf life for such Product (the "Warranty Period"); (c) the Product, when shipped, shall not be "adulterated" or "misbranded" as those terms are defined by or pursuant to the Federal Food, Drug, and Cosmetic Act, as amended; and (d) the Product, when shipped, will have been manufactured and otherwise handled in compliance with the Quality System Regulations then in effect, as promulgated by FDA.

     7.2 OSUR DISCLAIMER. THE EXPRESS LIMITED WARRANTIES FOR THE PRODUCT SET FORTH IN SECTION 7.1 OF THIS AGREEMENT AND THE ADDITIONAL REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.1.2 OF THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED. OSUR HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

     7.3 DISTRIBUTOR'S WARRANTY REMEDIES. During the Warranty Period, OSUR shall replace, at OSUR's expense, or at Distributor's option, refund or credit the purchase price of, any Product that does not comply with the limited warranty set forth in Section 7.1 of this Agreement. OSUR's obligation to replace defective Products or provide a creditor refund pursuant to this Section
7.3 shall not apply to any Products that have been subjected to misuse, mishandling, storage in a manner inconsistent with labeling, neglect, modification or unusual physical or chemical stress after delivery to Distributor or where any defect results from the Distributor Components. This
Section 7.3 states Distributor's sole and exclusive remedy for failure of any Product to comply with the limited warranties set forth in Sections 7.1.

8.   REPRESENTATIONS AND ADDITIONAL WARRANTIES; INDEMNIFICATION.

     8.1     REPRESENTATIONS AND ADDITIONAL WARRANTIES.

             8.1.1 BY DISTRIBUTOR. Distributor represents and warrants to OSUR as follows: (a) Distributor has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Distributor is a party or by which it is otherwise bound; (c) this Agreement has been duly executed and delivered by Distributor and constitutes the legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms; and (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with Distributor's authorization, execution, delivery or performance of this Agreement; and (e) the use of the Distributor Trademarks will not constitute an infringement or dilution of a third party's trademark rights in the Territory.

             8.1.2 BY OSUR. OSUR represents and warrants to Distributor as follows: (a) OSUR has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which OSUR is a party or by which it is otherwise bound; (c) this Agreement has been duly executed and delivered by OSUR and constitutes the legal, valid and binding obligation of OSUR, enforceable against OSUR in accordance with its terms; (d) the manufacture, sale and use of the Product will not infringe upon, or constitute a misappropriation of, any third party's intellectual property rights; (e) no authorization, consent, approval or similar action of or by any third party is required for or in connection with OSUR's authorization, execution, delivery or performance of this Agreement; and (f) the use of the OSUR Trademark will not constitute an infringement or dilution of a third party's trademark rights in the Territory.

     8.2     INDEMNIFICATION.

             8.2.1 BY DISTRIBUTOR. Distributor shall indemnify, defend and hold harmless OSUR, its Affiliates, and the respective directors, officers, employees, agents and representatives of each of the foregoing, from and against any and all claims, suits and proceedings by a person or entity (other than a party to this Agreement or such party's Affiliates) (individually and collectively, "Claims"), and any and all losses, obligations, damages, deficiencies, costs, penalties, liabilities, assessments, judgments, amounts paid in settlement, fines, and expenses (including court costs and reasonable fees and expenses of attorneys) in respect of any Claims (individually and collectively, "Losses"): (a) arising out of the negligence or willful misconduct of Distributor or its Affiliates, employees, agents or any other person for whose actions Distributor is legally liable; (b) for bodily injury, personal injury, death, property damage or other injury caused by or arising out of or in connection with the use, handling or storage of any Product by a consumer or other end-user in a manner inconsistent with the applicable package insert or labeling for such Product (including without limitation for any indication or intended use not explicitly described or claimed in the applicable Product insert) or any misuse, mishandling or improper storage of any Product by Distributor, any subdistributor or agent of Distributor; (c) arising out of or in connection with any promotional material, advertisement or claim made by Distributor or any subdistributor or agent of Distributor or product labeling, insert or packaging; which is not approved in writing in advance by OSUR; (d) arising out of or in connection with a material breach by Distributor of any of its obligations under this Agreement including any representations or warranties set forth in Section 8.1.1, or the acts or omissions of any distributor, subdistributor or agent of Distributor or any person or entity claiming to be acting pursuant to authority from Distributor;
(e) the failure to manufacture or supply any Distributor Component in accordance with applicable law, the Specifications or as otherwise required under this Agreement; or (f) arising out of any claim that any of the Distributor Trademarks constitutes an infringement or dilution of a third party's trademark rights in the Territory; PROVIDED, HOWEVER, that Distributor shall have no liability to OSUR for any Claims or Losses to the extent that such Claims or Losses result from or arise out of: (i) the negligence or willful misconduct of OSUR or its Affiliates, employees, agents or any person for whose actions OSUR is legally liable; (ii) a material breach by OSUR of any of its obligations under this Agreement or its representations or warranties set forth in Section 8.1.2; or (iii) any occurrence for which OSUR has liability to Distributor pursuant to Section 8.2.2.

             8.2.2 BY OSUR. OSUR shall indemnify, defend and hold harmless Distributor, its Affiliates, and the respective directors, officers, employees, agents and representatives of each of the foregoing, from and against any and all Claims and Losses: (a) for bodily injury, personal injury, death, property damage or other injury caused by the defective design or manufacture of the Product (excluding the manufacture but not the design of the Distributor Components) or the inadequacy, inaccuracy and insufficiency of any product labeling approved in writing by OSUR prior to its use, including but not limited to "CAUTION" and "WARNING" labeling; (b) arising out of the negligence or willful misconduct of OSUR or its Affiliates, employees, agents or any other person for whose actions OSUR is legally liable; (c ) arising out of or in connection with a material breach by OSUR of any of its obligations under this Agreement including any representations or warranties set forth in Section 8.1.2; (d) arising out of any claim that the OSUR Trademark constitutes an infringement or dilution or a third party's trademark rights in the Territory; or (e) arising out of a claim that any of the manufacture, marketing, import, sale or use of the Product infringes upon any lawful patent rights; provided, however, that OSUR shall have no liability to Distributor for any Claims or Losses to the extent that such Claims or Losses result from or arise out of: (i) the negligence or willful misconduct of Distributor or its Affiliates, subdistributors, employees, agents or any person for whose actions Distributor is legally liable; (ii) a material breach by Distributor of any of its obligations under this Agreement including any representations or warranties set forth in Section 8.1.1; or (iii) any occurrence for which Distributor has liability to OSUR pursuant to Section 8.2.1. In addition, OSUR shall have no liability to Distributor with respect to any Claims or Losses in connection with Product labeling under clause (a), above, if such labeling is not actually distributed with the Product or Distributor fails to comply with its obligations hereunder with respect to Product packaging, labeling, inserts, instructions and promotional materials, including Sections 3.1.4 and 4.2.

             8.2.3 INDEMNIFICATION PROCEDURES. Each party shall provide prompt notice to the other of any actual or threatened Loss or Claim of which the other becomes aware; provided, that the failure to provide prompt notice shall only be a bar to recovering Losses or Claims to the extent that a party was prejudiced by such failure. In, the event of any such actual or threatened Loss or Claim, each party shall provide the other information and assistance as the other shall reasonably request for purposes of defense, and each party shall receive from the other all necessary and reasonable cooperation in such defense including, but not limited to, the services of employees of the other party who are familiar with the transactions or occurrences out of which any such Loss or Claim may have arisen. It shall be a condition to indemnification that the indemnifying party be allowed to control the response to and any settlement or defense of any Claim, or the portion of any Claim, as to which indemnification is sought at the indemnifying party's sole expense and with counsel of its own choosing. After notice from the indemnifying party to the indemnified party of its election to assume the defense of a Claim, the indemnifying party will not be liable to the indemnified party for expenses incurred by the indemnified party in connection with such Claim under this Agreement, other than the indemnified party's reasonable costs of investigation or participation in such Claim, and except as provided below. The indemnified party shall have the right to employ its own counsel in any such Claim, but the fees and expenses of such counsel incurred after notice from the indemnifying party of its assumption of the defense of such Claim shall be at the expense of the indemnified party, unless (i) the employment of counsel by the indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such Claim, or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such Claim, in each of which cases the fees and expenses of the indemnified party's counsel shall be paid by the indemnifying party. Neither party shall have the right to settle any Claim or agree to the entry of any judgment or other relief without the prior consent of the other party, which consent shall not be withheld unreasonably; provided that the indemnifying party may settle any Claim or agree to the entering of any judgment or relief if such settlement, judgment or relief includes .a complete release of the indemnified party from the Claims at issue.

     8.3 ADDITIONAL RIGHTS FOR CLAIMS OF INFRINGEMENT. Without limitation to any of the rights and obligations of OSUR' and Distributor under Section .8.2 of this Agreement, if a third party asserts or threatens any Claim asserting: (a) that any of the manufacture, marketing, sale, use or distribution of the Product infringes upon, or constitutes a misappropriation of. such third party's intellectual property rights in the Territory, then OSUR may, at its option (i) procure for Distributor a license to continue selling the Product, (ii) modify such items. to make them non-infringing, or (iii) if neither of the foregoing is commercially practicable, terminate this Agreement with respect to sale of the infringing item in the jurisdiction in which infringement is asserted.

     8.4 CHANGE IN DESIGN. OSUR may, with the written consent of the Distributor (not to be unreasonably withheld), improve or modify any feature of the Product or change in any manner the technical specifications, features, design or performance of the Product. OSUR will use its reasonable efforts to inform the Distributor at least sixty (60) days in advance of any such changes. OSUR will not be obliged to make any change or upgrade in any Product shipped to the Distributor prior to the official introduction of any such change or upgrade. In the event of any change to the Product hereunder, the Specifications shall be amended to reflect such change and, as so amended, shall thereafter be deemed to be the Specifications for the Product under this Agreement. OSUR shall be responsible for obtaining all FDA or other regulatory approvals, clearances or registrations required in the OTC Market in the Territory as a result of any change to the Product. Distributor shall have the right to submit suggested design changes and improvements to OSUR. from time to time. OSUR shall consider such improvement suggestions in good faith.

     8.5 INSURANCE. Distributor represents, warrants, and covenants that during the Term it shall maintain general liability insurance, including contractual liability coverage of all of Distributor's obligations under this Agreement, and products liability/completed operations coverage with a minimum aggregate limit of $10 million and a minimum limit per occurrence of $5 million. Such insurance shall be evidenced by one or more certificates of insurance delivered to OSUR on an annual basis, naming OSUR as an additional insured and loss payee, and providing that OSUR shall receive at least thirty (30) days' prior written notice of cancellation or material change of any of the policies underlying such coverage. Any failure by Distributor to maintain the insurance coverage required by this Section 8.5 shall be a material breach of this Agreement.

9.   RECALL; COMPLAINTS; REGULATORY COMPLIANCE.

     9.1 RECALL. Each party shall immediately notify the other in writing should it become aware of any defect or condition that may render any Product in violation of any applicable requirement of law or regulation in the Territory or that may constitute a deviation from the Warranties made by OSUR in Section 7.1. Upon the determination of OSUR to recall the affected Product, OSUR and Distributor shall carry out any recall or replacement in full compliance with applicable laws and regulations and in the manner directed by OSUR in as expeditious a manner as possible and in such a way as to cause the least disruption and to preserve customer goodwill and the reputation of OSUR and Distributor. OSUR shall reimburse Distributor in full for all reasonable, direct costs of the recall or replacement of a Product, but only if the recall or replacement results from a defect in the manufacture, packaging, or labeling of the Product or from any OSUR breach of warranty, and not from any action taken or omitted by Distributor, its Affiliates or entities or persons directly controlled by Distributor or for which it is legally responsible. The direct costs for which OSUR shall reimburse Distributor shall be limited to direct and out-of-pocket costs, such as mailing and printing costs, freight, supervised destruction and other amounts paid or credited to third parties. OSUR shall have no liability to Distributor (or others) for indirect costs of the recall or replacement, such as lost profits, employee time, or overhead.

     9.2     CONSUMER COMMUNICATIONS AND COMPLAINTS.

             9.2.1 COMMUNICATIONS. Distributor shall receive, collect, classify and organize routine communications from consumers, which do not require reporting to FDA From time to time, but not less frequently than annually or when reasonably requested by OSUR, Distributor will provide OSUR with a summary report of such communications.

             9.2.2 COMPLAINTS. Distributor shall notify OSUR promptly of the receipt of any complaints including any non-serious adverse events or reactions, improper performance or other performance related communications related to the Product and shall forward all such complaints, reports, adverse events and reactions to OSUR along with all related information available to Distributor, as soon as practicable and in no event later than ten (10) Business Days after receipt by Distributor; provided that Distributor shall notify OSUR of any deaths or serious adverse events or reactions within two (2) Business Days after receipt by Distributor. OSUR shall have primary responsibility for investigating and responding to all such complaints, adverse events and reactions and reporting, to the extent required, to FDA. Distributor shall have primary responsibility for investigating and responding to consumers and the trade. Distributor and OSUR shall cooperate as necessary and useful, to investigate and respond to all complaints of any nature. OSUR shall share its investigations and conclusions with Distributor within 10 Business Days after receipt of a potentially reportable complaint by OSUR. Information or data (if any) bearing on safety or performance of the Product in a material respect arising from sales outside the OTC Market or Territory by OSUR or any licensee or other party authorized by OSUR shall he summarized and provided to the Distributor as reasonably required by the mutual interests of the parties, but not less frequently than annually.

     9.3 REGULATORY COMPLIANCE. OSUR shall assume all responsibility for compliance with all regulatory requirements in the Territory for the handling of recalls and customer complaints, and adverse events and incidents, including, without limitation, required periodic device listing reports, the preparation of an Annual Review of Product Quality and adverse reaction reporting, to the extent required. OSUR and Distributor agree to cooperate and coordinate the logistics of any recall or field correction with due attention to requirements of the trade, public relations considerations and regulatory requirements.

10.  CONFIDENTIALITY AND NON-USE OF INFORMATION.

     10.1    CONFIDENTIAL INFORMATION.

             10.1.1 DEFINITION OF "CONFIDENTIAL INFORMATION". As used in this Agreement, the term "Confidential Information" shall, subject to Section
10.2 of this Agreement, mean all technical (including, without limitation, Product specifications, design, components, compositions and formulations), financial (including, without limitation, any information obtained under Section
4.9 of this Agreement), commercial (including, without limitation, customer lists and identities) or other information of Distributor (or any of Distributor's Affiliates) or OSUR (or any of OSUR's Affiliates), as applicable, irrespective of the form of communication and whether or not disclosed prior to or after the Effective Date, other than information that was generally known or otherwise generally available to the public or the industry before disclosure to the other party, or information that becomes generally known to the public or the industry after such disclosure through no wrongful act or omission of the receiving party. Failure to mark or otherwise identify any information as confidential or proprietary shall not adversely affect its status as "Confidential Information."

             10.1.2      OBLIGATIONS OF CONFIDENTIALITY AND NON-USE.

                         (a)   During the term and at all times thereafter,
neither Distributor nor OSUR shall disclose any of the other party's Confidential Information. The foregoing shall not prohibit disclosures: (i) made to such party's employees, agents or advisors who have a "need to know" the other party's Confidential Information to the extent necessary to perform such party's duties and obligations, or to enforce such party's rights, under this Agreement; or (ii) compelled to be made by any requirement of law or pursuant to any legal or investigative proceeding before any court, or governmental or regulatory authority, agency or commission so long as the party so compelled to make disclosure of Confidential Information pertaining to the other party provides prior written notice to such other party and uses its commercially reasonable efforts to cooperate with such other party to obtain a protective order or other similar determination with respect to such Confidential Information.

                         (b)   During the Term and at all times thereafter,
Distributor and OSUR shall not use any of the other party's Confidential Information for its own direct or indirect benefit, or the direct or indirect benefit of any third party, except that each of Distributor and OSUR may use the other party's Confidential Information to the extent necessary to perform its duties and obligations, or to enforce such party's rights, under this Agreement.

                         (c)   Each of Distributor and OSUR shall (i) take
reasonable steps, whether by instruction, agreement, or otherwise, to cause its employees, agents and advisors who may have access to Confidential Information of the other party, to comply with its obligations under this Section 10 and
(ii) shall be liable for the breach of this Section 10 by any of its employees, agents or advisors who may have access to Confidential Information of the other party.

     10.2 EXCEPTIONS. Confidential Information shall not include information that: (a) is available from governmental agencies under the United States Freedom of Information Act; (b) a party can prove on the basis of the written record, was known by the receiving party at time of disclosure; (c) the receiving party can prove on the basis of the written record to have been independently developed for the receiving party after the time of disclosure by employees or third parties who have not had access to corresponding Confidential Information; or (d) was received by the receiving party, without restriction, from a third party not under any obligation to the other party not to disclose it and otherwise not in violation of the other party's rights.

     10.3 REMEDIES. Any breach of the restrictions contained in this Section 10 by either Distributor or OSUR is a material breach of this Agreement, which may cause irreparable harm to the other party entitling such other party to injunctive relief in addition to all other legal remedies.

     10.4 PRESS RELEASE. The parties acknowledge that it is their intention to issue a press release concerning the execution of this Agreement. The parties shall cooperate in the preparation of such a release, which shall be subject to approval (not to be unreasonably withheld or delayed) of both parties.

11.  TERM AND TERMINATION.

     11.1 TERM. The term of this Agreement shall begin on the Effective Date and end on the last day of the fifth Contract Year or on such earlier date as this Agreement may be terminated pursuant to Section 11.2 of this Agreement (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive periods of one (1) year each (each, a "Renewal Term," and together with the Initial Term, the "Term") so long as Distributor has met its minimum purchase commitment under Section 6.2 for each Contract Year.

     11.2    TERMINATION.

             11.2.1 BY REASON OF MATERIAL BREACH. This Agreement may be terminated by either Distributor or OSUR upon notice if the other party materially breaches any term or condition of this Agreement (other than a breach covered by Section 11.2.2) and fails to remedy the breach within thirty (30) days after being given notice thereof.

             11.2.2 BY REASON OF FAILURE TO PAY AMOUNTS OWING. Either OSUR or Distributor shall have the right to terminate this Agreement if the other party shall have failed to pay timely any amounts due under this Agreement which nonpayment has not been cured within thirty (30) days of receipt of notice thereof.

             11.2.3 FAILURE TO MEET MINIMUM PURCHASE COMMITMENTS. If Distributor fails to order, accept delivery and pay for the volume of Products identified in Section 6.2 as the minimum purchase commitment for any Contract Year, then OSUR shall have the right at any time to convert Distributor's rights hereunder to non-exclusive rights by giving Distributor written notice of such action at least thirty (30) days prior to the effective date of such action. If Distributor fails to order, accept delivery and pay for at least 150,000 Units of the Products in any Contract Year, then OSUR shall have the right to then terminate this Agreement by giving Distributor written notice of such action at least thirty (30) days prior to the effective date of such action.

             11.2.4 BY REASON OF BANKRUPTCY OR SIMILAR PROCEEDINGS. This Agreement may be terminated in its entirety by either party upon notice if the other party: (a) becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code or state insolvency proceeding and such proceeding is not terminated within sixty (60) days of its commencement; or (b) ceases to be actively engaged in business.

             11.2.5 BY REASON OF INSURANCE CHANGES. If (i) OSUR experiences a material increase in the cost of obtaining or maintaining liability insurance coverage as a direct consequence of losses related to the sale or distribution of Product into the OTC Market and Distributor does not agree to an increase in the Price to reimburse OSUR for such increased costs, then OSUR shall have the right to terminate this Agreement upon not less than one hundred eighty (180) days written notice to Distributor, or
(ii) OSUR is no longer able to obtain or maintain liability insurance coverage as a result of this Agreement or the sale or distribution of Product into the OTC Market, then OSUR shall have the right to terminate this Agreement immediately upon written notice to Distributor.

     11.3    EFFECT OF TERMINATION.

             11.3.1 SUBSISTING OBLIGATIONS. Termination or expiration of this Agreement shall not relieve the parties of any obligation arising prior to the effective date of such termination or expiration and shall not constitute a waiver of any right of the parties under this Agreement as a result of breach or default.

             11.3.2 REMEDIES UPON BREACH. If this Agreement is validly terminated by either Distributor or OSUR pursuant to Section 11.2 of this Agreement, then subject to the limitations set forth in Sections 7.2, 7.3 and
12.5 of this Agreement, any and all rights and remedies available to the non-breaching party, whether under this Agreement, at law or in equity shall be preserved and survive the termination of this Agreement.

             11.3.3 RETURN OF CONFIDENTIAL INFORMATION. Upon expiration of this Agreement or its termination by either party, each party, as the other may direct, shall destroy or return to the other promptly all tangible materials provided to it by the other that embody the other's Confidential Information and shall erase or delete all such Confidential Information embodied in any magnetic, optical or similar medium or stored or maintained on any information storage or retrieval device, and shall provide an officer's certificate regarding such destruction, return, erasure or deletion. Notwithstanding the foregoing, and subject to the provisions set forth in Section 10 of this Agreement, each party's outside legal counsel may retain one (l) copy of such materials for archival purposes.

             11.3.4 INVENTORY. Following expiration of this Agreement or its termination by either party, (i) Distributor may continue selling any inventory of Product remaining in its possession for a period of six (6) months after such expiration or termination and (ii) OSUR may complete, or cause the Assembly Contractor to complete, assembly of Product with its or the Assembly Contractor's remaining inventory of components and Distributor shall purchase such Product and any other finished Product inventory held by OSUR or the Assembly Contractor at the Price set forth therein and, at OSUR's request, all remaining components not then assembled into Product remaining in OSUR's or the Assembly Contractor's inventory at OSUR's cost therefor and Distributor may sell such Product and components without limitation as to time.

             11.3.5 SURVIVAL. The following Sections shall survive expiration or termination of this Agreement for any reason: Section 1, 2.3 (last sentence only), 4.3, 4.4.1, 4.4.3, 4.8, 4.9, 5.3, 5.4, 7, 8 ,9, 10, 11.3, and
12.

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

12.  GENERAL PROVISIONS.

     12.1 CURRENCY. All amounts payable under this Agreement shall be paid in U.S. dollars, unless otherwise agreed in writing.

     12.2 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to conflict of laws principles of any jurisdiction.

     12.3 FORCE MAJEURE. Notwithstanding anything to the contrary set forth herein, neither party shall be liable in damages, nor shall either party have the right to terminate this Agreement for any delay or default in performing any obligation hereunder, if such delay or default is caused by conditions beyond the control of the relevant party, including but not limited to, acts of God, governmental restrictions or regulations, wars or insurrections, strikes, fire, floods, work stoppages, lack of materials, and unforeseen occurrences or other occurrences beyond the control of the affected party; provided, however, that the party so affected shall employ such reasonable actions to avoid or to remove such cause of non-performance, and shall continue performance under this Agreement with the utmost dispatch whenever the relevant cause is abated; and further provided that if either party is unable to fulfill any relevant obligation under this Agreement due to any such cause, and this situation continues for a period of ninety (90) days, then the other party hereto shall have the right to terminate this Agreement by written notice.

     12.4 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation under this Agreement be assigned or transferred, by either of Distributor or OSUR to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, that either of Distributor or OSUR may transfer or assign its rights and obligations under this Agreement without consent to a successor to all or substantially all of its business or assets, whether by sale, merger, operation of law or otherwise or to the successor by purchase or otherwise of such party's line of business to which this Agreement relates.

     12.5 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANYWAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES, LOST PROFITS AND THE COST OF REPLACEMENT PRODUCT OR GOODS. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. NOTHING IN THIS SECTION 12.5 SHALL PRECLUDE THE INCLUSION OF SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES INCURRED BY ANY PARTY ENTITLED TO INDEMNIFICATION UNDER SECTION 8.2 OF THIS AGREEMENT IN CONNECTION WITH ANY THIRD PARTY CLAIM, SUIT OR ACTION AGAINST SUCH PARTY WITHIN THE AMOUNT OF LOSSES INCURRED AS A RESULT OF SUCH THIRD PARTY CLAIM OR ACTION.

     12.6 NO THIRD PARTY BENEFICIARIES. Distributor and OSUR intend that only Distributor and OSUR will benefit from, and are entitled to enforce the provisions of, this Agreement. No third party beneficiary is intended under this Agreement.

     12.7 MODIFICATIONS; WAIVER. No modification to this Agreement shall be effective unless such modification is in a writing, which is signed by a duly authorized representative of each of Distributor and OSUR. No waiver of any rights or breach or default under this Agreement shall be effective unless assented to in writing by the party to be charged with such waiver. The waiver of any breach or default shall not constitute a waiver or any other right hereunder or any subsequent breach or default.

     12.8 NOTICES. Any required notices under this Agreement shall be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated in this Section 12.8, and shall be deemed given (a) when personally delivered; (b) if sent by recognized overnight courier service, on the next business day after deposit with such courier, properly addressed and fee prepaid; (c) if sent by U.S. certified mail, return receipt requested, on the fourth (4th) Business Day after deposit in the U.S. mail, properly addressed and postage prepaid; or (d) if sent by facsimile, upon and after the receipt of a machine-generated written confirmation report corresponding to the notice given evidencing the proper facsimile number of the receiving party, provided a copy of such notice is also sent by regular first-class U.S. mail. All notices shall be sent to the attention of the recipient's president.

     12.9 DESCRIPTIVE HEADINGS. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that this severability provision shall not be effective if it materially changes the economic benefit of this Agreement to either Distributor or OSUR.

     12.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A facsimile transmission of a signed original shall have the same effect as delivery of the signed original.

     12.12 EXPENSES. Except as otherwise expressly set forth in this Agreement, Distributor and OSUR shall bear their own respective expenses incident to the preparation, negotiation, execution and delivery of this Agreement and to the performance of their respective obligations under this Agreement.

     12.13   ALTERNATE DISPUTE RESOLUTION.

             12.13.1 AGREEMENT TO UTILIZE ALTERNATE DISPUTE RESOLUTION. Except for matters which relate to the enforcement of Section 10 of this Agreement, which

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matters shall not be required to be submitted to mediation or arbitration, any controversy or claim between Distributor and OSUR arising out of or relating to this Agreement, or any breach of this Agreement, including without limitation, any claim that this Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to neutral third party dispute resolution in the form of mediation before a mutually selected and agreed upon mediator who shall be neutral and experienced in the type of business contemplated herein. Should the parties be unable to agree on a mediator or should mediation fail, the parties shall then submit the dispute to arbitration before and in accordance with the then current commercial arbitration rules of the American Arbitration Association. Judgment upon an arbitration award may be entered in any court having competent jurisdiction and shall be binding, final and non-appealable. No punitive or exemplary damages shall be awarded against either Distributor or OSUR. This Section 12.13.1 shall be deemed to be self-executing, and in the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear. Such arbitration shall take place in a neutral location as the parties may mutually agree. Each party shall bear its own costs incurred in connection with the mediation or arbitration proceeding.

             12.13.2 RIGHT TO SEEK INJUNCTIVE RELIEF PRESERVED. Nothing in the Agreement shall be construed as limiting or precluding either party from bringing any action in any court of competent jurisdiction for injunctive or other extraordinary relief as such party deems necessary or appropriate to compel the other party to comply with its obligations under Section 10 of this Agreement.

             12.13.3 ENTIRE AGREEMENT. This Agreement constitutes the entire and exclusive agreement and understanding between Distributor and OSUR with respect to the subject matter of this Agreement, and supersedes and cancels all previous negotiations, agreements, and commitments, whether oral or in writing, in respect to the subject matter of this Agreement.

                     [The remainder of this page left blank]

     IN WITNESS WHEREOF, the undersigned duly authorized officers of OSUR and Distributor, respectively, hereby execute this Agreement on the date first above written on behalf of OSUR and Distributor, respectively.

                                           ORASURE TECHNOLOGIES, INC.


                                           By:       /s/ MIKE GAUSLING
                                              ----------------------------------
                                           Print Name:    Mike Gausling
                                                      --------------------------
                                           Title:      President and CEO
                                                 -------------------------------


                                           MEDTECH HOLDINGS, INC.


                                           By:    /s/ PETER J. ANDERSON
                                              ----------------------------------
                                           Print Name:   Peter J. Anderson
                                                      --------------------------
                                           Title:     CFO
                                                 -------------------------------

                                  Exhibit 1.11

                             PRODUCT SPECIFICATIONS

                                Document Attached

                             PRODUCT SPECIFICATIONS

1 "Unit" of Product shall consist of:

Supplied by OSUR:

     - 1 110ml aluminum canister filled with 80ml of Cryogenic gas mixture, printed in 4 colors (drawing enclosed).
        Artwork and labeling provided by Distributor, to be approved by OSUR.
     - 12 5-mm foam applicators packaged in a transparent zip lock bag (drawing enclosed)


Supplied by Distributor:

     - 1 white virgin sulphate cardboard box (18 points} printed in 4 colors. Artwork and labeling to be approved by OSUR.
     -  1 instructions for use leaflet printed in 4 colors.
        Content to be approved by OSUR.
     -  1 shipping case (corrugated carton)
     -  1 shipping case label.
        Artwork and content to be approved by OSUR.
     - 2 transparent tamper evidence labels for the lids of the box (if required)
     -  1 anti theft detector

[Drawing of product omitted]

                                   Exhibit 2.4

Countries outside the United States where the Histofreezer(R) wart removal system is sold:

Belgium
The Netherlands
Finland
Sweden
Norway
Denmark
Iceland
Germany
Austria
Switzerland
France
Spain
Portugal
Italy
Turkey
UK
Ireland
Greece
Romania
Slovenia
Cyprus
South Africa
Australia
Hong Kong
Singapore
South Korea
China
Israel
Mexico
Brazil